Exhibit 99.1

Evofem Reports Fourth Consecutive Year of Net Sales Growth

— 2024 Net Sales Increased 6% to $19.4 Million —

— Total Operating Expense Reduced 27% from 2023 Levels,

Excluding Non-cash Amortization Expense —

— Sales and Marketing Expense as a Percentage of Net Sales was 47% for 2024 and

31% for the Fourth Quarter, the Most Favorable Ratios since the PHEXXI Launch —

SAN DIEGO, CA, March 24, 2025 — Women’s health innovator Evofem Biosciences, Inc. (OTCQB: EVFM), today announced financial results for the fourth quarter and year ended December 31, 2024. Highlights include:

●	Delivered $19.4 million of net sales in 2024, a 6% increase compared to 2023, despite ongoing fiscal constraints.

1)	The vast majority of 2024 net sales were contributed by PHEXXI® (lactic acid, citric acid, and potassium bitartrate) vaginal gel, Evofem’s hormone-free, on demand contraceptive.

2)	The Company diversified its revenue stream with the July 2024 acquisition of SOLOSEC® (secnidazole) 2g oral granules, the single-dose oral treatment for bacterial vaginosis and trichomoniasis. Evofem relaunched SOLOSEC in November 2024 through its dedicated U.S. women’s health commercial team.

●	Sales and marketing expense was 47% of net sales for 2024, a key milestone for the Company. This compares favorably to prior year sales and marketing expense-to-net sales ratios of 64% in 2023 and 261% in 2022.

●	Improved loss from operations by 57% compared to 2023 levels.

●	Evofem, Aditxt, Inc. (NASDAQ: ADTX), and Merger Sub entered into the fifth amendment (the Fifth Amendment) to the Amended and Restated Merger Agreement, as amended (the A&R Merger Agreement). Under the Fifth Amendment:

i)	Aditxt is to fund $1.5 million to Evofem on or before April 7, 2025;

ii)	Evofem is to hold a special meeting of stockholders to seek approval of the transactions contemplated by the A&R Merger Agreement (collectively the Merger) no later than September 26, 2025; and,

iii)	The Merger is to be consummated by September 30, 2025.

●	Advanced strategy to reduce PHEXXI manufacturing costs through sourcing partnership with Windtree Therapeutics, Inc., (NasdaqCM: WINT) aimed at improving Evofem’s U.S. operating margins and driving profitability while facilitating entry into new global markets for our non-hormonal contraceptive vaginal gel.

“Our revenue growth and improved loss from operations in 2024 testify to the strength and persistence of this company. Our products matter, our people are tenacious, and we continue to deliver results and overcome obstacles,” said Saundra Pelletier, CEO of Evofem Biosciences. “In 2025, our strategy is to drive domestic sales growth with our innovative products – PHEXXI and SOLOSEC. Having two revenue generating FDA-approved products mitigates market risk for investors, increasing our ability to surmount the unforeseen challenges that dismantle one-product companies.”

Full Year Financial Results

For the year ended December 31, 2024, net sales were $19.4 million compared to $18.2 million in the prior year. The increase was primarily driven by lower returns, leading to a better gross to net ratio, and the PHEXXI wholesale average cost (WAC) increase which took effect January 1, 2024. The addition of SOLOSEC net sales also contributed.

Total operating expense was $27.0 million, compared to $36.1 million in the prior year. Excluding a non-cash amortization expense of $0.6 million related to the SOLOSEC acquisition, 2024 total operating expense was $26.4 million, a 27% decrease which reflects the Company’s fiscal discipline in all areas of the business.

●	We reduced selling and marketing costs by 21%, from $11.7 million in 2023 to $9.2 million in 2024.

●	We reduced our general and administrative costs by 23% from $15.0 million in 2023 to $11.6 million in 2024, primarily by cutting facilities and outside services costs by $3.6 million and reducing legal- and finance-related professional services fees by $1.2 million in 2024.

●	Research and development costs decreased by 37%, from $2.9 million in 2023 to $1.8 million in 2024.

Sales and marketing expense as a percentage of net sales was 47% for 2024, the most favorable annual ratio since the PHEXXI launch in 2020.

Loss from operations improved to $7.7 million in 2024, compared to a loss from operations of $17.8 million in the prior year.

The Company recorded a net loss of $8.9 million in 2024. This compares to net income of $53.0 million reported in 2023, which was due to the large gain on extinguishment of debt; this is not a regularly occurring event and, as such, skewed the 2023 income and year over year comparison.

Fourth Quarter Financial Results

For the three months ended December 31, 2024, net sales were $7.1 million compared to $4.8 million in the prior year period. The increase was driven by the higher magnitude of PHEXXI sales ahead of the WAC increase that took effect January 1, 2025 as compared to the prior year quarter, the higher WAC in the 2024 period, and the expansion of Evofem’s revenue stream to include sales of SOLOSEC, which Evofem acquired in July 2024 and relaunched in the U.S. in November 2024.

Total operating expenses decreased 1% to $8.1 million, versus $8.2 million in the prior year period. Lower selling and marketing and research and development costs in the fourth quarter of 2024 were partially offset by higher COGS and amortization expense related to the SOLOSEC acquisition. Going forward, the amount of this amortization will adjust each quarter along with the fair value adjustment.

Sales and marketing expense as a percentage of net sales was 31% for the fourth quarter of 2024, the most favorable quarterly ratio since the PHEXXI launch in 2020.

Loss from operations improved to $1.0 million, compared to a loss from operations of $3.4 million in the fourth quarter of 2023.

The Company recorded a net loss of $3.0 million in the fourth quarter of 2024, which includes a non-cash impairment on construction in-process equipment of $0.7 million, versus a net loss of $2.1 million reported in the fourth quarter of 2023.

Liquidity

In October 2024, Evofem raised $2.7 million in aggregate net proceeds through the sale and issuance of 2,740 shares of Series F-1 Convertible Preferred Stock to Aditxt, Inc., pursuant to the Amended and Restated Merger Agreement, as amended, between the companies. Evofem used a portion of this funding to pay in full its obligations to the U.S. Food and Drug Administration.

As of December 31, 2024, the Company had $0.7 million of restricted cash, as compared to $0.6 million of restricted cash at December 31, 2023.

About Evofem Biosciences

Evofem Biosciences, Inc., is commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company’s first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex.

In July 2024 Evofem broadened its commercial offering with the acquisition of SOLOSEC® (secnidazole) 2g oral granules, an FDA-approved oral antibiotic for the treatment of two sexual health diseases: bacterial vaginosis (BV), a common vaginal infection, in females 12 years of age and older, and trichomoniasis, a common sexually transmitted infection (STI), in people 12 years of age and older. SOLOSEC provides a complete course of therapy in just one dose.

Phexxi® and SOLOSEC® are registered trademarks of Evofem Biosciences, Inc.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to the Company’s anticipated financial performance. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 24, 2025, and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Investor Contact

Amy Raskopf

Evofem Biosciences, Inc.

araskopf@evofem.com

Mobile: (917) 673-5775

Financial tables follow

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands)

	As of December 31,
	2024	2023
Cash and cash equivalents	$-	$-
Restricted cash	$741	$580
Trade accounts receivable, net	$9,832	$5,738
Total current liabilities	$80,448	$72,463
Total stockholders’ deficit	$(71,257)	$(66,510)
Total liabilities, convertible and redeemable preferred stock and stockholders’ deficit	$23,789	$10,554

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

Product sales, net	$7,104	$4,839	$19,363	$18,218

Operating Expenses:
Cost of goods sold	1,512	954	3,834	6,512
Amortization of intangible asset	318	-	619	-
Research and development	649	1,383	1,845	2,939
Selling and marketing	2,206	2,628	9,176	11,664
General and administrative	3,422	3,254	11,565	14,950
Total operating expenses	8,107	8,219	27,039	36,065
Loss from operations	(1,003)	(3,380)	(7,676)	(17,847)
Other income (expense):
Interest income	3	3	16	31
Other expense, net	(839)	(587)	(2,575)	(2,628)
Loss on issuance of financial instruments	-	(1,490)	(3,300)	(6,776)
Gain on debt extinguishment, net	-	-	977	75,337
Change in fair value of financial instruments	(1,198)	3,340	3,698	4,879
Total other income (expense), net	(2,034)	1,266	(1,184)	70,843
Income (loss) before income tax	(3,037)	(2,114)	(8,860)	52,996
Income tax expense	-	-	-	(17)
Net income (loss)	(3,037)	(2,114)	(8,860)	52,979
Convertible preferred stock deemed dividends	(6)	(2,984)	(105)	(2,984)
Net income (loss) attributable to common stockholders	$(3,043)	$(5,098)	$(8,965)	$49,995
Net (loss) per share attributable to common stockholders:
Basic	$(0.03)	$(0.44)	$(0.12)	$10.36
Diluted	$(0.03)	$(0.44)	$(0.12)	$0.05
Weighted-average shares used to compute net income (loss) per share attributable to common shareholders:
Basic	105,785,814	11,659,066	75,195,615	4,826,763
Diluted	105,785,814	11,659,066	75,195,615	984,038,574

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